EXHIBIT F

                       [Letterhead of Vincent Nitido, Jr.]
                          UNISOURCE ENERGY CORPORATION
                       One South Church Avenue, Suite 100
                              Tucson, Arizona 85701
                                  520-571-4000


                                  July 30, 2003



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

                  Re:      UniSource Energy Corporation, et al.
                           Form U-1 Application/Declaration
                           (File No. 70-10116)

Dear Sirs:

         I refer to the Form U-1 Application/Declaration, as amended, in the above-referenced proceeding (the "Application"), under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed with the Securities and Exchange Commission (the "Commission") by UniSource Energy Corporation ("UniSource Energy"), an Arizona corporation. Capitalized terms used in this letter without definition have the meanings ascribed to such terms in the Application.

         In the Application, UniSource Energy is seeking authorization under the Act to acquire all of the issued and outstanding common stock of two newly-formed Arizona corporations, UNS Electric, Inc. ("UNS Electric") and UNS Gas, Inc. ("UNS Gas," and together with UNS Electric, the "New Utility Companies") (the "Transaction"). The New Utility Companies will be the corporate vehicles through which UniSource Energy will acquire the electric and gas utility properties of Citizens Communications Company ("Citizens") that are located in the State of Arizona. As described in the Application, UniSource Energy intends to acquire and hold the common stock of the New Utility Companies through UniSource Energy Services, Inc. ("UES"), an intermediate holding company incorporated under Arizona law. UniSource Energy and UES are also requesting that the Commission issue an order granting them exemptions from all provisions of the Act, except Section 9(a)(2), pursuant to Section 3(a)(1).


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         I have acted as counsel for UniSource Energy in connection with the
Application and, as such counsel, I am familiar with the corporate proceedings taken by UniSource Energy in connection with the Transaction, as described in the Application. I have examined originals, or copies certified to my satisfaction, of such corporate records of UniSource Energy, certificates of public officials, certificates of officers and representatives of UniSource Energy, and other documents as I have deemed it necessary to examine as a basis for the opinions hereinafter expressed. In such examination, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as copies. As to various questions of fact material to such opinions, I have, when relevant facts were not independently established, relied upon certificates of officers of UniSource Energy and other appropriate persons and statements contained in the Application and the exhibits thereto. The opinions expressed below are subject to the following further assumptions and conditions:

         a. All required approvals, authorizations, consents, certificates, and orders of, and all filings and registrations with, all applicable federal and state commissions and regulatory authorities with respect to the Transaction shall have been obtained or made, as the case may be, and shall remain in effect (including the approvals of the Commission under the Act, the Federal Energy Regulatory Commission under the Federal Power Act, as amended, and the Arizona Corporation Commission), and the Transaction shall have been accomplished in accordance with all such approvals, authorizations, consents, certificates, orders, filings and registrations;

         b. The Commission shall have duly entered an appropriate order or orders with respect to the Transaction as described in the Application granting and permitting the Application to become effective under the Act and the rules and regulations thereunder;

         c. UniSource Energy shall have obtained all consents, waivers and releases, if any, required for the Transaction under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits;

         d. No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed herein; and

         e. The Transaction shall have been consummated as described in the Application and under my supervision, and all legal matters incident thereto shall be satisfactory to me.

         Based upon the foregoing, and subject to the assumptions and conditions set forth herein, and having regard to legal considerations which I deem relevant, I am of the opinion that, in the event that the Transaction is consummated in accordance with the Application:

         1. All state laws applicable to the Transaction will have been complied with.



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         2. The New Utility Companies and UES are validly organized and duly existing under the laws of the State of Arizona.

         3. The common stock of the New Utility Companies to be acquired by UES and the common stock of UES to be acquired by UniSource Energy in the Transaction will, in each case, be validly issued, fully paid and nonassessable, and UES (as the holder of the common stock of the New Utility Companies) and UniSource Energy (as the holder of the common stock of UES) will be entitled to the rights and privileges appertaining thereto set forth in the organizational documents of such companies.

         4. UES will legally acquire the common stock of the New Utility Companies and UniSource Energy will legally acquire the common stock of UES.

         5. The consummation of the Transaction will not violate the legal rights of the holders of any securities issued by UniSource Energy or any associate company of UniSource Energy.

         I hereby consent to the use of this opinion in connection with the Application. This opinion is intended solely for the use of the Commission and may not be relied upon by any other person for any other purpose.


                                              Very truly yours,


                                              /s/ Vincent Nitido, Jr.